Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1/A (File No. 333-167451) of our report dated June 10, 2010 relating to the consolidated financial statements of Classic Rules Judo Championships, Inc. and Subsidary appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Meyler & Company, LLC

Middletown, NJ
October 28, 2010